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                                                                      Exhibit 10

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                  PROCOMP AMAZONIA INDUSTRIA ELETRONICA, S.A.







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                            STOCK PURCHASE AGREEMENT

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                             Dated October 15, 1999




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                               TABLE OF CONTENTS

                                                                        Page
1. CERTAIN DEFINITIONS .................................................  1
2. ACQUISITION .........................................................  2
3. PAYMENT AND CLOSING .................................................  2
 3.1 Purchase Price ....................................................  2
 3.2 Time and Place of Closing .........................................  2
 3.3 Deliveries ........................................................  2
 3.4 CADE Holdback .....................................................  4
4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS .......................  4
 4.1 Incorporation and Authority .......................................  4
 4.2 Authorization and Enforceability ..................................  4
 4.3 Capitalization ....................................................  5
 4.4 Title, etc ........................................................  5
 4.5 Subsidiaries ......................................................  5
 4.6 No Conflict .......................................................  5
 4.7 Charter Documents .................................................  6
 4.8 Financial Statements ..............................................  6
 4.9 Books and Records .................................................  6
 4.10 Real Property ....................................................  6
 4.11 Personal Property ................................................  6
 4.12 Intellectual Property ............................................  6
 4.13 Accounts Receivable ..............................................  7
 4.14 Inventory ........................................................  7
 4.15 Title to Assets ..................................................  7
 4.16 Assets Used in the Business ......................................  8
 4.17 Condition and Sufficiency of Assets ..............................  8
 4.18 Environmental Matters ............................................  8
 4.19 No Undisclosed Liabilities .......................................  8
 4.20 Taxes ............................................................  8
 4.21 No Material Adverse Change .......................................  9
 4.22 Employees and Employee Benefits ..................................  9
 4.23 Compliance with Legal Requirements; Governmental Authorizations .. 10
 4.24 Legal Proceedings; Orders ........................................ 10
 4.25 Absence of Certain Changes and Events ............................ 10
 4.26 Contracts; No Defaults ........................................... 11
 4.27 Insurance ........................................................ 14
 4.28 Relationships with Related Persons ............................... 14
 4.29 Acceptable Business Practices .................................... 14
 4.30 Brokers or Finders ............................................... 15
 4.31 Acquisition for Investment Intent; Legends on Diebold Common Stock 15

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5. REPRESENTATIONS AND WARRANTIES OF THE BUYER ................. 16
 5.1 Corporate Matters ......................................... 16
 5.2 Authorization and Enforceability .......................... 16
6. COVENANTS ................................................... 16
 6.1 No Solicitation of Other Offers ........................... 16
 6.2 Operation of Business in the Ordinary Course .............. 16
 6.3 No Payment of Dividends ................................... 16
 6.4 No Incurrence of Additional Debt .......................... 16
 6.5 Absence of Certain Changes ................................ 16
 6.6 Preparation for Closing ................................... 17
 6.7 Access and Investigation .................................. 17
 6.8 Notification .............................................. 17
 6.9 Future Conduct ............................................ 17
 6.10 CADE Filing .............................................. 18
7. CONDITIONS TO THE BUYER'S OBLIGATION TO CLOSE ............... 18
 7.1 Representations, Warranties and Covenants ................. 19
 7.2 General ................................................... 19
 7.3 Consents .................................................. 19
 7.4 Governmental Authorizations ............................... 19
 7.6 Stratus License Extension ................................. 19
 7.7 Mecaf Shareholding ........................................ 19
 7.8 No Proceedings ............................................ 19
 7.9 No Claim Regarding Stock Ownership or Sale Proceeds ....... 19
 7.10 ML Stock Purchase Agreement .............................. 20
 7.12 Settlement Agreement ..................................... 20
8. CONDITIONS TO SELLERS' OBLIGATION TO CLOSE .................. 20
 8.1 Representations, Warranties and Covenants ................. 20
9. INDEMNIFICATION ............................................. 20
 9.1 Indemnification by Sellers ................................ 20
 9.2 Indemnification by Buyer .................................. 21
 9.3 Indemnification Process ................................... 21
 9.4 Limitations on Indemnity Payments ......................... 22
 9.5 Survival .................................................. 22
10. DISPUTE RESOLUTION ......................................... 23
 10.1 Dispute Resolution Through Friendly Discussions .......... 23
 10.2 Dispute Resolution Through Arbitration ................... 23
 10.3 Pendency of Dispute Resolution Proceedings; Survival...... 24
11. TERMINATION ................................................ 24
 11.1 Termination of Agreement ................................. 24
 11.2 Effect of Termination .................................... 25
12. MISCELLANEOUS .............................................. 25
 12.1 Entire Agreement; Waivers ................................ 25
 12.2 Amendment or Modification ................................ 25
 12.3 Further Assurances ....................................... 25
 12.4 No Third Party Beneficiaries ............................. 25

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12.5 Severability ............................................... 25
12.6 Successors and Assigns ..................................... 26
12.7 Notices .................................................... 26
12.8 Expenses of Transaction .................................... 26
12.9 Governing Law .............................................. 26
12.10 Headings .................................................. 27
12.11 Language .................................................. 27
12.12 Counterparts .............................................. 27


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                            STOCK PURCHASE AGREEMENT


         This STOCK PURCHASE AGREEMENT (this "AGREEMENT"), made the 15th day of October, 1999, among Diebold Latin America Holding Company, Inc., a Delaware corporation ("DIEBOLD"), Diebold Brasil, Ltda., a Sociedade por Quotas de Responsibilidade Limitada under the laws of Brazil and a wholly-owned subsidiary of Diebold ("DIEBOLD BRASIL") (collectively, Diebold and Diebold Brasil are referred to as the "BUYER"), and Eric Jan Roorda, Erich Muschellack, Roberto Rauh, and Fernando Antonio Leme, each a citizen and a resident of Brazil (collectively, the "FOUNDING STOCKHOLDERS") and Procomp Comercio e Participacoes, Ltda. ("HOLDCO") a Sociedade por Quotas de Responsibilidade Limitada under the laws of Brazil and wholly owned by the Founding Stockholders (together with the Founding Stockholders, the "SELLERS").

                                   BACKGROUND

         1. The Founding Stockholders, collectively, own approximately 83% of the outstanding shares of capital stock of Procomp Amazonia Industria Eletronica S.A., a Sociedade Anonima incorporated under the laws of Brazil (the "COMPANY"), and have entered into a Stock Purchase Agreement with Merrill Lynch Global Emerging Markets Partners, L.P. (the "ML Stock Purchase Agreement") to acquire the remaining approximately 17% of the shares of the Company.

         2. The Founding Stockholders desire to sell and transfer, and the Buyer desires to purchase the shares of capital stock of the Company set forth on
Schedule 4.4 (the "SHARES") representing 100% of such capital stock, under the terms and conditions set forth in this Agreement.

         3. For planning purposes, the Founding Stockholders have established Holdco, which is wholly owned by the Founding Stockholders who will transfer the Shares to Holdco prior to the Closing.

                                   AGREEMENT

         Therefore, in consideration of the foregoing and the mutual agreements and covenants set forth below, the parties hereto hereby agree as follows:

         1. CERTAIN DEFINITIONS; REFERENCES. Capitalized terms used in this Agreement and not otherwise defined have the meanings ascribed to them in Annex 1 to this Agreement. References in this Agreement to articles and sections are to articles and sections of this Agreement.

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         2. ACQUISITION. Subject to the terms and conditions, and in reliance on the representations, warranties and covenants, set forth in this Agreement, the Sellers agree to sell and transfer to the Buyer, and the Buyer agrees to purchase from the Sellers, on the Closing Date, all of the Shares.

         3. PAYMENT AND CLOSING.

         3.1 PURCHASE PRICE. In consideration of the sale and transfer of the Shares by the Sellers to the Buyer, the Buyer will pay to the Sellers US$225,157,200 at the Closing (the "PURCHASE PRICE") in accordance with Exhibit A to this Agreement.

         3.2 TIME AND PLACE OF CLOSING. The closing of the purchase of the Shares as contemplated by this Agreement (the "CLOSING") will take place at the offices of the Company at 10:00 a.m. (local time) on October 21, 1999, or at such other time or place upon which the parties may agree, provided that all conditions to Closing have been satisfied or waived as provided in Articles 7 and 8, (the day on which the Closing takes place being referred to herein as the "CLOSING DATE").

         3.3 DELIVERIES. At the Closing:

             a. The Sellers will deliver to Diebold Brasil:

                i. certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers), and evidence that the transfer of the Shares to Diebold Brasil has been registered in the share registry of the Company; and

                ii. a certificate executed by the Sellers to the Buyer to the effect that each of the Sellers' representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that each covenant of the Sellers in this Agreement has been complied with in full; and

                iii. the deliveries required by Article 7.

             b. The Buyer will deliver to the Sellers:

                i. the Purchase Price, in accordance with Exhibit A to this Agreement; and

                ii. a certificate executed by the Buyer to the effect that, except as otherwise stated in such certificate, each of the Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date and that each covenant of the Buyer in this Agreement has been complied with in full.


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         3.4 CADE HOLDBACK.

             a. To indemnify and hold harmless Buyer against any Damages which result to Buyer from a Regulatory Requirement, Sellers have agreed that Buyer shall hold back the Diebold Common Stock portion of the Purchase Price (the "HOLDBACK").

             b. If CADE formally approves the sale of the Company to Buyer, without conditions, the Holdback shall promptly thereafter be delivered to Sellers as provided in Exhibit A hereto.

             c. If CADE imposes a Regulatory Requirement, and if compliance therewith causes Damages to Buyer, Buyer shall be entitled to reduce the Holdback by subtracting shares of the Diebold Common Stock (on the basis of the average closing price per share over the most recent fifteen trading days) until Buyer is made whole. Thereafter such, if any, of the Holdback as remains shall promptly be delivered to Sellers as provided in Exhibit A hereto.

             d. A "REGULATORY REQUIREMENT" shall occur if, after the exhaustion of all reasonable legal and administrative appeals, CADE or any other Brazilian governmental agency administering the Brazilian antitrust laws (i) orders the parties hereto to cancel and rescind the transactions contemplated in this Agreement or (ii) adopts any rule imposing on such parties any conditions for approval by CADE of the transactions contemplated in this Agreement (including, but not limited to, performance commitments or any other conditions for approval of the transactions).

         4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. In order to induce the Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each of the Sellers, jointly and severally, represents and warrants to the Buyer as follows:

         4.1 INCORPORATION AND AUTHORITY. Each of the Company and its Subsidiaries is a company (Sociedade Anonima or Sociedade por Quotas de Responsabilidade Limitada, as the case may be), duly organized, validly existing and in good standing under the laws of Brazil and has all requisite power and authority, corporate and otherwise, to conduct its business as it is now being conducted, to own or use the properties and assets that it owns or uses, and to perform all its contractual obligations.

         4.2 AUTHORIZATION AND ENFORCEABILITY. Holdco is a Sociedade por Quotas de Responsibilidade Limitada duly organized, validly existing and in good standing under the laws of Brazil, and has all requisite power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by each respective Seller and is enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency or other similar laws affecting creditors' rights generally, and to principles of equity.


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         4.3 CAPITALIZATION. The authorized and outstanding capital stock of the
Company is R$171,886,944 divided into 115,590,267 nominative common shares, non-convertible and with no par value. All of the Shares are duly authorized, validly issued, fully paid and nonassessable, and are free and clear of any and all Liens, and there are no other outstanding shares, warrants, rights, options, calls or any securities, obligations or instruments evidencing the right to purchase, or effect a conversion into, any shares of capital stock of the Company, nor any agreement, instrument, arrangement, contract, obligation, commitment or understanding relating to the issuance or transfer of any shares of capital stock of the Company. There are no agreements that are intended to or which confer on any Person, rights similar to any rights accruing to owners of shares of capital stock of the Company.

         4.4 TITLE, ETC. The Shares are beneficially owned and held of record by the Sellers as set forth on Schedule 4.4 free and clear of any and all Liens. Upon delivery of certificates representing the Shares, and registration of the transfer on the share registry of the Company, and delivery of the consideration therefor as herein contemplated, the Buyer will receive good and valid title to the Shares, free and clear of any and all Liens.

         4.5 SUBSIDIARIES. The Company has no subsidiaries or equity interests in any other entity except as set forth on Schedule 4.5. Such Schedule sets forth the (i) name and jurisdiction of incorporation or formation of each Subsidiary and (ii) organizational form (e.g., Sociedade Anonima or Sociedade por Quotas de Responsabilidade Limitada) of each Subsidiary. Except as set forth on Schedule 4.5, the Company is the direct or indirect beneficial owner and record holder of all of the issued and outstanding shares of capital stock or other ownership interest of each Subsidiary, such shares or other interests have been duly authorized, validly issued, are fully paid and nonassessable, and the Company owns such shares and other interests free and clear of any and all Liens other than restrictions on transfer imposed by applicable securities laws. There is no contractual obligation or charter provision which obligates any Subsidiary to issue, purchase, or redeem, or make any payment in respect of, any shares of its capital stock or other securities convertible into or exchangeable for shares of capital stock or which provides for any stock appreciation or similar rights. Neither the Company nor any of its Subsidiaries has any investment in any Person, other than the Company's investment in its Subsidiaries and demand deposit or money market accounts.

         4.6 NO CONFLICT. Neither the making nor the performance of this Agreement will violate or conflict with the charter documents of Holdco, the Company or any of its Subsidiaries, or any material contract to which the Company, any of its Subsidiaries or any Seller is a party, and, except as set forth on Schedule 4.6, no consent or approval of any private patty or any Governmental Authority is required for the Company to enter into or perform this Agreement.

         4.7 CHARTER DOCUMENTS. The Sellers have heretofore delivered to the Buyer true and complete copies of the charter documents of the Company and each of its Subsidiaries.

         4.8 FINANCIAL STATEMENTS. The Sellers have delivered to the Buyer: the consolidated balance sheets of the Company and its Subsidiaries as at December 31, 1996, 1997 and 1998,

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including the notes thereto (such balance sheet at December 31, 1998, the
"BALANCE SHEET"), and the related consolidated statements of income, changes in stockholders' equity, and cash flow for the fiscal years then ended, together with the report thereon of Deloitte Touche Tomahtsu, independent certified public accountants, and an unaudited consolidated balance sheet of the Company as at June 30, 1999 (the "INTERIM BALANCE SHEET") and the related unaudited consolidated statements of income, changes in stockholders' equity, and cash flow for the six months then ended, including in each case the notes thereto. Such financial statements and notes fairly present the financial condition and the results of operations, changes in stockholders' equity, and cash flow of the Company and its Subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the Balance Sheet).

         4.9 BOOKS AND RECORDS. The books of account, minute books, stock record books, and other records of the Company and each of its Subsidiaries, all of which have been made available to Buyer, are complete and correct in all material respects. The respective minute books of the Company and each of its Subsidiaries contain accurate and complete records in all material respects of all meetings of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Boards of Directors of the Company and each of its Subsidiaries. At the Closing, all of those books and records will be in the possession of the Company.

         4.10 REAL PROPERTY. Neither the Company nor any Subsidiary owns any real property. Schedule 4.26 sets forth a list and brief description of each lease or other agreement under which the Company or any of its Subsidiaries is lessee or sublessee of, or holds or operates, any real property.

         4.11 PERSONAL PROPERTY. Schedule 4.11 contains a detailed list of all machinery, equipment, vehicles, furniture, inventory (raw materials, work-in-process and finished goods) and other tangible property owned by the Company or its Subsidiaries having an original cost of R$1,000 or more.

         4.12 INTELLECTUAL PROPERTY. Schedule 4.12 contains a list of all patents, copyrights, trademarks, trade names and other intellectual property rights ("INTELLECTUAL PROPERTY") held or used by the Company or any Subsidiary. The Company or a Subsidiary holds good and valid title, free and clear of any and all Liens, or has a valid and enforceable right to use all of such Intellectual Property. All of the Intellectual Property which is able to be registered is duly registered in favor of the Company or the Subsidiary, as the case may be, and there do not exist any licensing agreements, assignments, or other contracts that permit their use by third parties. A list of all trademarks, patents and copyrights currently registered on behalf of the Company and each Subsidiary is set forth on Schedule 4.12. No Seller has any knowledge that any party is infringing any intellectual property of the Company or any Subsidiary and neither the Company nor any Subsidiary is infringing any intellectual property of any other person. Neither the



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ownership nor use of any Intellectual Property by the Company or any Subsidiary
will be adversely affected by the transfer of ownership of the Shares to the Buyer.

         4.13 ACCOUNTS RECEIVABLE. All accounts receivable of the Company and each of its Subsidiaries that are reflected on the Balance Sheet or the Interim Balance Sheet or that have been incurred since the date of the Interim Balance Sheet (collectively, the "ACCOUNTS RECEIVABLE") represent valid obligations arising from sales actually made or services actually performed in the ordinary course of business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible in accordance with their terms net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet (which reserves are adequate and calculated consistent with past practice). The Sellers reasonably expect that collections of (and losses in respect of) Accounts Receivables will be consistent with historical collection results of the Company and its Subsidiaries. There is no contest, claim, or right of set-off, under any contract with any obligor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 4.13 contains a complete and accurate list of all Accounts Receivable as of the date of the Interim Balance Sheet and sets forth an aging of such Accounts Receivable.

         4.14 INVENTORY. All inventory of the Company and each of its Subsidiaries, whether or not reflected on the Balance Sheet or the Interim Balance Sheet, consists (based on the experience of the Company) of a quality and quantity usable and salable in the ordinary course of business, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet, or will be written off or written down to net realizable value in the balance sheet prepared after the close of the current fiscal year of the Company, in accordance with historical practice of the Company. All inventories not written off have been priced at the lower of average cost or net realizable value. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive (based on the experience of the Company), but are reasonable in the present circumstances of the Company and each of its Subsidiaries.

         4.15 TITLE TO ASSETS. The Company or a Subsidiary holds good and marketable title, free and clear of any and all Liens to all of the properties and assets set forth on Schedule 4.11, all of the Intellectual Property and other intangible assets set forth on Schedule 4.12, all of the Accounts Receivable set forth on Schedule 4.13 and all of the properties and assets (whether tangible or intangible) reflected on the Balance Sheet or the Interim Balance Sheet (except for personal property sold in the ordinary course of business since the dates of the Balance Sheet or the Interim Balance Sheet, as the case may be), and all of the properties and assets purchased or otherwise acquired by the Company or a Subsidiary since the date of the Balance Sheet.

         4.16 ASSETS USED IN THE BUSINESS. There are no assets (whether tangible or intangible) used by the Company or any Subsidiary that are not owned or held under valid and enforceable right to use by the Company or a Subsidiary.

         4.17 CONDITION AND SUFFICIENCY OF ASSETS. The buildings, plants, structures, equipment and other tangible assets of the Company and each of its Subsidiaries are in good


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operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, equipment or other tangible assets is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, equipment and other tangible assets of the Company and each of its Subsidiaries are sufficient for the continued conduct of the Company and each of its Subsidiary's businesses after the Closing in substantially the same manner as conducted prior to the Closing.

         4.18 ENVIRONMENTAL MATTERS. Except as set forth on Schedule 4.18, the Company and each of its Subsidiaries is and has at all times been in substantial compliance with all Environmental Laws and any other applicable Legal Requirements relating to environmental, natural resource, health or safety matters. Except as set forth on Schedule 4.18, there is no action pending (or, to any Seller's knowledge, threatened) against the Company or any Subsidiary nor any basis therefor, in respect of noncompliance by the Company or any Subsidiary with any Environmental Laws or any such Legal Requirement.

         4.19 NO UNDISCLOSED LIABILITIES. Except as set forth on Schedule 4.19, the Company and each of its Subsidiaries has no liabilities or obligations of any nature (whether known or unknown and whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet, or the Interim Balance Sheet or any Schedule hereto and current liabilities incurred in the ordinary course of business since the respective dates thereof, which in the aggregate are not material.

         4.20 TAXES.

              a. The Company and each of its Subsidiaries has filed or caused to be filed on a timely basis all tax returns that are or were required to be filed by it, either separately or as a member of a group of entities, pursuant to applicable Legal Requirements. Sellers have delivered or made available to Buyer copies of, and Schedule 4.20 contains a complete and accurate list of, all such tax returns filed since January 1, 1995. The Company and each of its Subsidiaries has paid, or made provision for the payment of, all taxes that have or may have become due pursuant to those tax returns or otherwise, or pursuant to any assessment received by the Sellers or the Company or any Subsidiary, except such taxes, if any, as are listed on Schedule 4.20 and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.

              b. All exemptions from, and credits, rebates and refunds with respect to, all income, sales, value added and other taxes taken or claimed by the Company or any Subsidiary were properly available to, and properly taken or claimed by, the Company or the relevant Subsidiary, and the change of control of the Company and the Subsidiaries contemplated by this Agreement will not affect the future availability of such exemptions, credits, rebates and refunds to the Company and its Subsidiaries.

              c. The charges, accruals, and reserves with respect to taxes on the respective books of the Company and each of its Subsidiaries are adequate (determined in accordance with

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GAAP) and are at least equal to the Company's and each of its Subsidiaries liability for taxes. There exists no proposed tax assessment against the Company or any Subsidiary except as disclosed in the Balance Sheet or on Schedule 4.20. Taxes that the Company or any Subsidiary is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Authority or other Person.

         4.21 NO MATERIAL ADVERSE CHANGE. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Company or any Subsidiary, and no event has occurred or circumstance exists that may result in such a material adverse change.

         4.22 EMPLOYEES AND EMPLOYEE BENEFITS.

              a. Schedule 4.22 sets forth the number of employees of the Company and each of its Subsidiaries, the job classification of such employees, and the lowest and highest salary in each category. All employee benefit plans of the Company and each Subsidiary is listed on Schedule 4.22, and copies of all documentation relating to such benefit plans have been delivered to Buyer.

              b. Except as set forth on Schedule 4.22, neither the Company nor any of its Subsidiaries has violated or been alleged to have violated any applicable Legal Requirement regarding the terms and conditions of employment of employees, former employees or prospective employees of the Company or any of its Subsidiaries or other labor related matters regarding the employees of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries strictly observes, on a consistent basis, the provisions of the Brazilian labor laws in force, including, without limitation, all such laws pertaining to unions. Except as set forth on Schedule 4.22, there are no employment contracts which may not be terminated on 30 days' notice, and there are no employment contracts providing, upon termination, any rights to the terminated employee to future bonuses, profit participations, or other benefits such as severance payments or medical benefits. There are no outstanding obligations to former employees arising from the termination of their employment.

         4.23 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS. The Governmental Authorizations listed on Schedule 4.23 collectively constitute all of the Governmental Authorizations necessary to permit the Company and each of its Subsidiaries to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company and each of its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets. The Company and each of its Subsidiaries is, and at all times since December 31, 1996 have been in substantial compliance with all of the terms and requirements of all applicable Governmental Authorizations. Neither the Company nor any Subsidiary has received any notice or other communication, from any Governmental Authority or any other Person regarding any actual or alleged potential violation or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual or potential revocation, withdrawal, or other termination of or modification to any


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


Governmental Authorization. Except as provided on Schedule 4.23, no permits, consents or approvals by, or filing with or notice to, any Governmental Authority including, without limitation, any consents or approvals under applicable Brazilian foreign investment, antitrust and other laws, is required on the part of the Company, any Subsidiary or the Sellers in connection with the execution, delivery and performance of this Agreement.

         4.24 LEGAL PROCEEDINGS; ORDERS. Except as set forth on Schedule 4.24, there are no actions, suits, claims, proceedings or investigations pending, or to the best knowledge of the Sellers threatened against the Company, any Subsidiary or any of their respective shareholders, directors, officers, agents, or employees in connection with the business or affairs of the Company or any Subsidiary (such actions, suits, claims, proceedings or investigations are referred to in this Agreement as "LEGAL PROCEEDINGS"), at law, or before any Governmental Authority or in arbitration. There are no facts or circumstances known to the Company, any Subsidiary or the Sellers that could reasonably be expected to give rise to any Legal Proceeding. Neither the Company, any Subsidiary nor any of the Sellers has received notice, or is aware, of any writ, judgment, decree, injunction or similar order of any Governmental Authority outstanding against the Company, any Subsidiary or the any of the Sellers (relating to the Company, any Subsidiary or this Agreement)..

         4.25 ABSENCE OF CERTAIN CHANGES AND EVENTS. Except as set forth on
Schedule 4.25, since the date of the Balance Sheet, the Company and each Subsidiary have conducted business only in the ordinary course of business consistent with past practices and there has not been any material adverse change, or event or development which, individually or together with other such changes, events or developments, could reasonably be expected to result in a material adverse change. In addition, there has not occurred since the date of the Balance Sheet any:

              a. amendment to the charter documents of the Company or any Subsidiary;

              b. declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock;

              c. payment or increase by the Company or any Subsidiary of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar Contract with any director, officer, or employee;

              d. adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of the Company or any Subsidiary;

              e. damage to or destruction or loss of any asset or property of the Company or any Subsidiary, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of the Company or any Subsidiary;

              f. entry into, termination of, or receipt of notice of termination (partial or complete) or granting of a waiver under or giving any consent with respect to (i) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (ii) any Contract or transaction involving a total remaining commitment by or to the Company or any Subsidiary of at least R$200,000;

              g. sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any material asset or property of the Company or any Subsidiary or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of the Company or any Subsidiary, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

              h. cancellation or waiver of any claims or rights with a value to the Company or any Subsidiary in excess of R$50,000;

              i. material change in the accounting methods used by the Company or any Subsidiary; or

              j . agreement, whether oral or written, by the Company or any Subsidiary to do any of the foregoing.

         4.26 CONTRACTS; NO DEFAULTS.

              a. Schedule 4.26 contains a complete and accurate list, and the Sellers have delivered or made available to the Buyer true and complete copies, of the following agreements (each, a "CONTRACT"):

                 i. each sales agreement that involves performance of services or delivery of goods or materials by the Company or any Subsidiary of an amount or value in excess of R$240,000;

                 ii. each equipment lease agreement entered into by the Company or any Subsidiary;

                 iii. each real property lease entered into by the Company or any Subsidiary;

                 iv. each supply agreement entered into by the Company or any Subsidiary that involves the payment of at least R$500,000 or that extends beyond December 31, 2000;

                 v. each loan agreement entered into by the Company or any Subsidiary;

                 vi. each consignment, distributor, dealer, manufacturer's representative or other sales agency agreement that the Company reasonably anticipates will individually involve the payment of more than R$500,000 or that extends beyond December 31, 1999;

                 vii. each joint venture, partnership, and other Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Subsidiary with any other Person;

                 viii. each Contract containing covenants that in any way purport to restrict the business activity of the Company or any Subsidiary or limit the freedom of the Company or any Subsidiary to engage in any line of business or to compete with any Person;

                 ix. each Contract of the Company or any Subsidiary providing for payments to or by any Person based on sales, purchases, or profits, other than direct payments for goods;

                 x. each consortium agreement entered into by the Company or any Subsidiary;

                 xi. each licensing agreement entered into by the Company or any Subsidiary as licensor or licensee;

                 xii. each consulting services agreement entered into by the Company or any Subsidiary;

                 xiii. each written warranty, guaranty, and or other similar undertaking with respect to contractual performance extended by the Company or any Subsidiary;

                 xiv. each Contract of the Company and of each Subsidiary with any labor union or other employee representative of a group of employees;

                 xv. each confidentiality, non-disclosure or other Contract that binds the Company or any Subsidiary with respect to confidential or proprietary information of any other Person;

                 xvi. each contract that is material to the Company or any Subsidiary that does not fit into any of the categories listed above; and

                 xvii. each amendment, supplement, and modification (whether oral or written) in respect of any of the foregoing.

         Schedule 4.26 sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of the Company or any Subsidiary and the counterparty under the Contracts, and the Company' office where details relating to the Contracts are located.

              b. Except as set forth on Schedule 4.26, each Contract identified or required to be identified on Schedule 4.26 is in full force and effect and is valid and enforceable in accordance with its terms.

              c. Except as set forth on Schedule 4.26:

                 i. the Company and each Subsidiary is in substantial compliance with all applicable terms and requirements of each Contract under which it has any obligation or liability or by which it or any of the assets owned or used by the Company or any Subsidiary is bound;

                 ii. each other Person that has any obligation or liability under any Contract under which the Company or any Subsidiary has any rights is, to the knowledge of the Sellers, in substantial compliance with all applicable terms and requirements of such Contract;

                 iii. no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give the Company or any Subsidiary or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Contract; and

                 iv. neither the Company nor any Subsidiary has given to or received from any other Person, at any time since December 31, 1998, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Contract.

              d. There are no ongoing renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Subsidiary under current or completed Contracts with any Person.

              e. The Contracts relating to the sale, design, manufacture, or provision of products or services by the Company and each Subsidiary have been entered into in the ordinary course of business and have been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

         4.27 INSURANCE. Schedule 4.27 contains a list of all insurance policies and other forms of insurance or risk financing in force with respect to the Company and each Subsidiary and any act or omission of their respective directors, agents or employees. All premiums under such policies have been paid as and when due and payable, and such policies are in full force and effect. Neither the Company nor any Subsidiary has received any notice that any act or failure to act on its part has occurred which might cause any insurance policy to be canceled or terminated or coverage thereunder to be avoided and all notices and acts by the Company and each Subsidiary required to be given or done under this Agreement have been properly given or done.

The coverage provided under such insurance policies are of the type and in the amounts appropriate for the Company and its Subsidiaries.

         4.28 RELATIONSHIPS WITH RELATED PERSONS. Except as set forth on
Schedule 4.28, no Seller or any Related Person of any Seller or of the Company or any Subsidiary has, or since December 31, 1996 has had, any interest in any property (whether real, personal, or mixed and whether tangible or intangible), used in or pertaining to the Company's or any Subsidiary's businesses. Except as set forth on Schedule 4.28, no Seller or any Related Person of any Seller or of the Company or any Subsidiary is, or since December 31, 1996 has owned (of record or as a beneficial owner) an equity interest or any other financial or profit interest in, a Person that has had business dealings or a material financial interest in any transaction with the Company or any Subsidiary. Except as set forth on Schedule 4.28, no Seller or any Related Person of any Seller or of the Company or any Subsidiary is a party to any Contract with, or has any claim or right against, the Company or any Subsidiary.

         4.29 ACCEPTABLE BUSINESS PRACTICES.

              a. Not any of the Company, any Subsidiary, any Seller, or any director, officer, employee or agent of any thereof has offered, promised, authorized or made, directly or indirectly, (i) any unlawful payments or (ii) payments or other inducements (whether or not unlawful) to any government official or political party official, including any official of an entity owned or controlled by a government, with the intent or purpose of:

                 i. influencing any act or decision of such official in his official capacity;

                 ii. inducing such official to do or omit to do any act in violation of the lawful duty of such official; or

                 iii. inducing such official to use his influence with a government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality;

in order to obtain any improper advantage or to assist the Company or any of its Subsidiaries in obtaining or retaining business for or with, or directing business to, any Person. Further, no such payments or other inducements have been provided to government officials described above in violation of any Brazilian law against improper payments or inaccurate recordkeeping.

              b. Holdco has never been an entity owned or controlled by a government, and none of its officers or directors have within the past five years been an official of any government, including an official of an entity owned or controlled by a government. None of the Founding Stockholders currently is and none has been within the past five years, an official of any government, including an official of an entity owned or controlled by a government.

         4.30 BROKERS OR FINDERS. The Sellers and their agents have incurred no obligation or liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.31 ACQUISITION FOR INVESTMENT INTENT; LEGENDS ON DIEBOLD COMMON
STOCK.

              a. Each of the Founding Stockholders: (i) is an accredited investor as defined in Regulation D under the Securities Act, or (ii) by reason of his business and financial experience, and the business and financial experience of those individuals, if any, retained by him in connection with his investment in the Diebold Common Stock, he has, alone or together with such advisers, such knowledge, sophistication and experience in business and financial matters as to be capable of evaluating the merits and risks of his prospective investment in the Diebold Common Stock, and that he is acquiring the Diebold Common Stock for his own account, for investment and not with a view to the distribution thereof or with any present intention of or view to distributing or selling any of the Diebold Common Stock.

              b. The shares of Diebold Common Stock to be issued to the Founding Stockholders under this Agreement shall not be registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") nor the securities or "Blue Sky" laws of any state, and the certificate(s) representing such shares of Diebold Common Stock shall be stamped or otherwise imprinted with a legend in substantially the following form:

         "THE ISSUANCE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, NOR PURSUANT TO THE SECURITIES OR "BLUE SKY" LAWS OF ANY STATE. SUCH SECURITIES MAY NOT BE OFFERED, SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE ASSIGNED, EXCEPT PURSUANT TO (i) A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER SUCH ACT, (ii) RULE 144 UNDER SUCH ACT OR (iii) ANY OTHER EXEMPTION FROM REGISTRATION UNDER SUCH ACT."

         5. REPRESENTATIONS AND WARRANTIES OF THE BUYER. In order to induce the Company and the Sellers to enter into and perform this Agreement and to consummate the transactions contemplated hereby, each of Diebold and Diebold Brasil represents and warrants to the Sellers as follows:

         5.1 CORPORATE MATTERS. Each of Diebold and Diebold Brasil is a corporation duly organized, validly existing and in good standing under the laws of the their respective jurisdictions of incorporation and has all requisite power and authority, corporate and otherwise, to enter into this Agreement, to carry out and perform its obligations under this Agreement and the transactions contemplated hereby and to consummate the transactions contemplated hereby.

         5.2 AUTHORIZATION AND ENFORCEABILITY. This Agreement has been duly authorized, executed and delivered by Diebold and Diebold Brasil, and is enforceable against each of them in accordance with its terms subject to bankruptcy, insolvency or other similar laws affecting creditors' rights generally and to principles of equity.

         6. COVENANTS.

         6.1 NO SOLICITATION OF OTHER OFFERS. Neither the Sellers, the Company nor any Subsidiary will, directly or indirectly, solicit or initiate or enter into discussions, or agree to sell to, any third party the shares of capital stock, or substantial assets of, any of the Sellers, the Company or any Subsidiary.

         6.2 OPERATION OF BUSINESS IN THE ORDINARY COURSE. Through the Closing Date, the Sellers will cause the Company and its Subsidiaries to conduct its business only in the ordinary course of business.

         6.3 NO PAYMENT OF DIVIDENDS. Through the Closing Date, the Sellers will cause the Company and its Subsidiaries not to declare or pay any dividends or make any other distribution or payment in respect of shares of capital stock.

         6.4 NO INCURRENCE OF ADDITIONAL DEBT. Through the Closing Date, the Sellers will cause the Company and its Subsidiaries not to enter into any commitment or incur any indebtedness except for trade payables incurred in the ordinary course of business.

         6.5 ABSENCE OF CERTAIN CHANGES. Except as otherwise expressly permitted by this Agreement, through the Closing Date, Sellers will not, and will cause the Company and each Subsidiary not to, without the prior consent of Buyer, take any action, or fail to take any reasonable action within their or its control, as a result of which any of the changes or events listed in Section 4.25 is likely to occur.

         6.6 PREPARATION FOR CLOSING. Each party will use its best efforts to bring about the fulfillment of each of the conditions precedent to the obligations of the other parties hereto set forth in this Agreement.

         6.7 ACCESS AND INVESTIGATION. Through the Closing Date, the Sellers will, and will cause the Company to (a) afford the Buyer full and free access to the Company's and each Subsidiary's personnel, properties, contracts, books and records, and other documents and data, (b) furnish the Buyer with copies of all such contracts, books and records, and other existing documents and data as the Buyer may reasonably request, and (c) furnish the Buyer with such additional financial, operating, and other data and information as the Buyer may reasonably request.

         6.8 NOTIFICATION. Through the Closing Date, each Seller will promptly notify the Buyer in writing if such Seller, the Company or any Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of any of the Sellers' representations and warranties as of the date of this Agreement, or if such Seller, the Company or any Subsidiary becomes aware of the occurrence after the date of this Agreement of any fact or condition that would

(except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition.

         6.9 FUTURE CONDUCT.

              a. Each Seller covenants and agrees, severally and not jointly, that such Seller shall not, beginning on the date of this Agreement and ending 5 years from the Closing, without the prior written consent of Buyer:

                 i. directly or indirectly, in any manner whatsoever, carry on or be engaged in, or be concerned with, or permit his name or the names of any entities in which he holds an ownership interest or any part or variant thereof (including, without limitation "Procomp") to be used or employed by, any Person engaged in or concerned with, whether on a for-profit or not-for-profit basis, any business engaged in the design, development, manufacture, testing, sale, marketing, installation, de-installation, maintenance, service or repair of cash or non-cash self-service terminals, cash dispensers, voting machines, or otherwise competitive with the business of the Company or any of its Subsidiaries (or currently anticipated future business of the Company or any of its Subsidiaries) anywhere in the world;

                 ii. use for its own purpose any information, trade secrets or confidential data relating to the Company or any of its Subsidiaries or divulge, disclose or communicate any such information, trade secrets or confidential data to any other Person;

                 iii. with respect to products and services of the Company and its Subsidiaries, solicit, interfere with or endeavor to entice away any customer, vendor, employee or other Person in the habit of dealing with the Company or any of its Subsidiaries;

                 iv. offer employment to, or solicit the employment of, any person who is then employed by the Company or any of its Subsidiaries in its businesses or was so employed within the preceding 12 months; and

                 v. recommend to any Person or offer or encourage the utilization of the cash or non-cash self-service terminals, cash dispensers, voting machines or other products manufactured by the Company or any of its Subsidiaries of any Person other than the Company or its Subsidiaries.

              b. The covenants in this Section 6.9 are severable and separate. If any court of competent jurisdiction or any arbitration panel determines that any of the covenants including period of time, scope or territorial restrictions set forth in this Section 6.9 is unenforceable, then the parties to this Agreement acknowledge their mutual intention and agreement that those restrictions be enforced to the fullest extent the court deems reasonable and thereby shall be reformed to that extent as applied to that Seller and any other Seller similarly situated.

         6.10 CADE FILING. The parties agree to cooperate with each other regarding, and to make the required Brazilian merger notification filing with the CADE as promptly as possible post-Closing, and in any event within fifteen days of the date hereof.

         7. CONDITIONS TO THE BUYER'S OBLIGATION TO CLOSE. The obligations of the Buyer at the Closing to purchase the Shares and to execute and deliver the documents to be executed and delivered in connection with this Agreement are subject to the satisfaction, at or before the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived before the Closing in writing by the Buyer in its sole discretion:

         7.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

              a. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of each of the Sellers contained in this Agreement shall be true and correct as of the Closing with the same force and effect as if made at and as of the Closing.

              b. PERFORMANCE OF AGREEMENTS. Each of the Sellers shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by it at or before the Closing.

         7.2 GENERAL. All documents, instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Buyer, and the Buyer shall have received copies of all documents which the Buyer may reasonably have requested in connection therewith, such documents where appropriate to be certified by proper corporate or governmental authorities, and such director and officer resignation letters as the Buyer may reasonably have requested.

         7.3 CONSENTS. Each of the consents identified on Schedule 4.6 shall have been obtained and shall be in full force and effect.

         7.4 GOVERNMENTAL AUTHORIZATIONS. Each of the Governmental Authorizations identified on Schedule 4.23 shall have been obtained and shall be in full force and effect.

         7.5 STRATUS LICENSE EXTENSION. The International Distribution Agreement between Stratus Computer and Procomp Industria Eletronica Ltda. dated January 1, 1997 (the "Stratus Agreement") shall have been renewed on terms and conditions satisfactory to the Buyer.

         7.6 MECAF SHAREHOLDING. There shall be presented evidence satisfactory to the Buyer that Mecaf Eletronica S.A. is wholly-owned by the Company.

         7.7 NO PROCEEDINGS. Since the date of this Agreement, there must not have been commenced or threatened against Buyer, or against any Person affiliated with Buyer, any Legal Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated by this Agreement, or (b) that may have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated by this Agreement.

         7.8 NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS. There must not have been made or threatened by any Person any claim asserting that such Person
(a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any stock of, or any other voting, equity, or ownership interest in, the Company or any Subsidiary, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

         7.9 ML STOCK PURCHASE AGREEMENT. The Closing under the ML Stock Purchase Agreement shall have occurred and the stock shall have been sold and transferred by the Seller to the Buyers, and the Purchase Price shall have been paid in full by the Buyers to the Seller (as such capitalized terms are defined in the ML Stock Purchase Agreement).

         7.10 SETTLEMENT AGREEMENT. The Settlement Agreement (as defined in the ML Stock Purchase Agreement) shall have been executed and delivered by all of the parties thereto, and a copy thereof (so executed) shall have been delivered to the Buyer, and the Stockholders Agreement and the Subscription Agreement shall be of no further force or effect.

         8. CONDITIONS TO SELLERS' OBLIGATION TO CLOSE. The obligations of the Sellers at the Closing to sell and transfer the Shares and to execute and deliver the documents to be executed and delivered in connection with this Agreement to which any of them is party are subject to the satisfaction, at or before the Closing, of all of the following conditions, compliance with which, or the occurrence of which, may be waived before the Closing in writing by the Sellers in their sole discretion:

         8.1 REPRESENTATIONS, WARRANTIES AND COVENANTS.

              a. ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Buyer contained in this Agreement shall be true as of the Closing with the same force and effect as if made at and as of the Closing.

              b. PERFORMANCE OF AGREEMENTS. The Buyer shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed or satisfied by it at or before the Closing.

         9. INDEMNIFICATION.

         9.1 INDEMNIFICATION BY SELLERS. From and after the Closing and subject to the provisions of this Article 9 (including, without limitation, the limitations set forth in Section 9.4), the Sellers, agree, jointly and severally, to indemnify and hold harmless the Buyer, its shareholders, officers, employees and agents from and against any and all claims and/or liabilities, damages, penalties, judgments, assessments, losses, costs and expenses (including reasonable attorneys' fees) (collectively, "DAMAGES") arising out of or relating to:

              a. any inaccuracy or breach of any representation or warranty of the Sellers contained in this Agreement;

              b. any breach of any covenant or agreement of the Sellers contained in this Agreement;

              c. the historical and any future activities of BR Pay Cash Ltda., including without limitation, any employment or employee benefits claims and any costs of liquidating and winding up the business of BR Pay Cash Ltda., which liquidation and winding up the Founding Stockholders agree to cause to be done promptly hereafter;

              d. the Stratus Agreement, the expiration thereof and the renewal thereof;

              e. any amounts, other than the Purchase Price, the Buyer pays under the Guarantee dated October 14, 1999 by Diebold in favor of Merrill Lynch Global Emerging Markets Partners, L.P.

         9.2 INDEMNIFICATION BY BUYER. From and after the Closing and subject to the provisions of this Article 9, the Buyer agrees to indemnify, hold harmless each Seller from and against any and all claims and/or Damages arising out of or relating to:

              a. any inaccuracy or breach of any representation or warranty of the Buyer contained in this Agreement; and

              b. any breach of any covenant or agreement of the Buyer contained in this Agreement.

         9.3 INDEMNIFICATION PROCESS. The party or parties making a claim for indemnification under this Article 9 shall be, for the purposes of this Agreement, referred to as the "INDEMNIFIED PARTY" and the party or parties against whom such claims are asserted under this Article 9 shall be, for the purposes of this Agreement, referred to as the "INDEMNIFYING PARTY." All claims by any Indemnified Party under this Article 9 shall be asserted and resolved as follows:

              a. If any Indemnified Party shall have a claim to be indemnified by any Indemnifying Party, the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying the nature of such claim, demand or Proceeding and the amount or estimated amount thereof (a "CLAIM NOTICE").

              b. If a third party claim could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (a "THIRD PARTY CLAIM"), the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party's choice at the expense of the Indemnifying Party to represent the Indemnified Party and any others the Indemnifying Party may reasonably designate in connection with such claim, demand or proceeding (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party); PROVIDED that such counsel is reasonably acceptable to the Indemnified Party. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any claim, demand or proceeding which the Indemnifying Party defends. No Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed. In the event any Indemnified Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim without the prior written consent of the Indemnifying Party, each Indemnified Party shall be deemed to have waived all rights against the Indemnifying Party for indemnification under this Article 9.

         9.4 LIMITATIONS ON INDEMNITY PAYMENTS.

              a. Buyer acknowledges that Sellers have operated the Company and its Subsidiaries in accordance with certain business practices. With respect to matters covered by Sections 4.18 (Environmental Matters), 4.20 (Taxes), 4.22 (Employees and Employee Benefits) and 4.23 (Compliance with Legal Requirements), the Sellers shall have no liability to the Buyer and no claim for indemnification under Section 9.1(a) may be made for any inaccuracy in or breach of any representation or warranty in any of such Sections that results from the historical business practices which are identified in the schedules to such Sections.

              b. Except with respect to claims for indemnification as to Sections 4.3, 4.4, 4.5 and 4.15 as to which there are no limits, no claim for indemnification under Sections 9.1(a) or (b) may be made, and no payment in respect thereof shall be required (i) unless the aggregate amount of Damages against which the Buyer is entitled to be indemnified exceeds US$1,000,000 (whereupon the claim shall include such US$1,000,000) and (ii) to the extent that such payment together with the aggregate amount of Damages for which the Buyer has theretofore been indemnified would exceed 50% of the Purchase Price.

              c. There are no limitations on indemnity obligations or payments in respect of claims for indemnification under Sections 9.1(c), (d) or (e).

         9.5 SURVIVAL. The representations and warranties of the Sellers and the Buyer contained in this Agreement shall survive the Closing for the applicable period set forth in this Section 9.5, and any and all claims and causes of action for indemnification under this Article 9 arising out of the inaccuracy or breach of any representation or warranty of the Sellers or the Buyer must be made prior to the termination of the applicable survival period. All of the representations, warranties and covenants of the Sellers and the Buyer contained in this Agreement and any and all claims and causes of action for indemnification under this Article 9 with respect thereto shall terminate upon expiration of three years after the Closing Date; PROVIDED that the representations and warranties contained in Sections 4.3, 4.4, 4.5, and 4.15 shall survive indefinitely; IT BEING UNDERSTOOD that in the event notice of any claim for indemnification under Section 9.1(a) or Section 9.2(a) shall have been given within the applicable survival period, the representations and warranties that are the subject of such indemnification claim shall survive until such time as such claim is finally resolved.

         10. DISPUTE RESOLUTION.

         10.1 DISPUTE RESOLUTION THROUGH FRIENDLY DISCUSSIONS.

              a. The parties shall attempt to settle any and all claims, controversies and disputes arising from the execution of, or in connection with the performance of, this Agreement through friendly consultations among the parties. Such consultations shall be commenced by a written submission, in the English language, of the claim, controversy or dispute to the other parties, specifying the nature of the claim, controversy or dispute, presenting any facts or circumstances supporting the submitting party's position that may assist the parties to resolve the dispute, and proposing the submitting party's desired resolution of the claim, controversy or dispute. The parties shall then attempt to resolve the same to their mutual satisfaction within 60 days of the date of such submission.

              b. If no resolution can be reached through friendly consultations within 60 days of the date of the written submission of such claim, controversy or dispute, then a duly authorized representative of Sellers and a representative of Buyer shall meet in person for a period of at least 3 days in Miami, Florida, USA, or other location mutually agreed upon, within 30 days after the expiration of the 60 day period set forth in Section 10.1(a), to further attempt to resolve the claim, controversy or dispute through friendly consultations. The representative of Seller and the representative of Buyer shall be entitled to be accompanied at the in-person meetings by a reasonable number of advisors selected by them. Each party shall bear its own costs and expenses in attending any such in-person meeting provided for by this Section 10.1.

         10.2 DISPUTE RESOLUTION THROUGH ARBITRATION

              a. If any claim, controversy or dispute submitted for resolution pursuant to Section 10.1 has not been resolved at the end of the period set forth in Section 10.1(b), the submitting party shall then, and only then, be entitled to submit the claim, controversy or dispute to the International Chamber of Commerce (ICC) for arbitration, pursuant to the Rules of Conciliation and Arbitration, provided that:

                 i. absent express written agreement to the contrary between the parties, there shall be a panel of 3 arbitrators, of which the Buyer on the one hand, and the Sellers, on the other hand, shall be empowered to appoint 1 arbitrator, with the third being appointed by the 2 arbitrators appointed by the parties, and, if either party shall fail to appoint an arbitrator, by the ICC, who shall have the power to make such appointment upon the request of either party;

                 ii. the arbitration proceeding shall be held in Miami, Florida, USA, absent the express written agreement to the contrary between the parties or by the arbitrators;

                 iii. the arbitration proceeding shall be conducted in the English language without it being necessary to translate documents or testimony from English to any other language, except as may be required by the arbitrators.

              b. The parties further agree that the arbitral award shall be considered a settlement of the dispute among them and all parties shall accept it as the true expression of their own determination in connection therewith. Accordingly, the arbitral award shall be final, binding and enforceable in accordance with its terms upon all of the parties, and a judgment upon the arbitral award may be entered in any court having jurisdiction. Any laws allowing, permitting or providing for judicial review de novo of such arbitral award are hereby waived by each of the parties hereto.

              c. The costs and expenses of any such arbitration, including a reasonable allowance for attorneys fees and expenses, shall be borne by the losing party, or as otherwise specified in the arbitral award.

              d. Nothing in this Section 10, however, shall prevent any party from obtaining injunctive or any other equitable relief in an action in any court having jurisdiction thereof.

         10.3 PENDENCY OF DISPUTE RESOLUTION PROCEEDINGS; SURVIVAL. During the pendency of any dispute resolution proceeding pursuant to this Section 10, this Agreement shall, subject to the rights of termination set forth in Article 11 below continue to be performed by all of the parties hereto, except for the matters giving rise to the claim, controversy or dispute. The provisions of this
Section 10 shall survive any expiration, termination, cancellation or non-renewal of this Agreement.

         11. TERMINATION.

         11.1 TERMINATION OF AGREEMENT. This Agreement may be terminated only as provided below:

              a. The Buyer and the Sellers may terminate this Agreement by mutual written consent at any time before the Closing.

              b. By either the Buyer or the Sellers if the Closing has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obligations under this Agreement) on or before December 31, 1999 or such later date as the parties may agree upon in writing.

         11.2 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 11.1 all obligations of the parties hereunder shall terminate without any liability of any party to any other party, PROVIDED, that no termination shall relieve any party from any liability arising from or relating to a breach of this Agreement before termination.

         12. MISCELLANEOUS.

         12.1 ENTIRE AGREEMENT; WAIVERS. This Agreement constitutes the entire agreement among the parties hereto pertaining to the subject matter hereof and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, of the parties with respect to such subject matter, including, without limitation, the Letter of Intent dated June 17, 1999 between the Sellers and the Buyer. No waiver of any provision of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), shall constitute a continuing waiver unless otherwise expressly provided nor shall be effective unless in writing and executed (i) in the case of a waiver by the Buyer, by the Buyer and (ii) in the case of a waiver by the Sellers, by the Sellers.

         12.2 AMENDMENT OR MODIFICATION. The parties hereto may not amend or modify this Agreement except in such manner as may be agreed upon by a written instrument executed by the Buyer and the Sellers.

         12.3 FURTHER ASSURANCES. Each party, upon the request from time to time of any other party hereto after the Closing, and without further consideration, will do each and every act and thing as may be necessary or reasonably requested to consummate or in connection with the transactions contemplated hereby in an orderly fashion.

         12.4 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto any legal or equitable right, remedy or claim under or in respect to this Agreement or any provision contained herein.

         12.5 SEVERABILITY. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

         12.6 SUCCESSORS AND ASSIGNS. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective transferee, successors and assigns (each of which such transferee, successors and assigns shall be deemed to be a party hereto for all purposes hereof); PROVIDED, that no transfer or assignment by any party shall relieve such party of any of its obligations under this Agreement. Except as expressly provided, this Agreement shall not confer any right or remedy upon any Person other than the parties and their respective transferee, successors and assigns.

         12.7 NOTICES. Any notices or other communications required or permitted hereunder shall be sufficiently given if in writing and delivered personally or sent by telecopier, overnight courier, or registered or certified mail, postage prepaid, addressed as follows:

         if to the Buyer, to each Buyer:       c/o Diebold, Incorporated
                                               5995 Mayfair Road
                                               North Canton, Ohio 44720

                                              Attention: Chief Financial Officer
                                              Fax: 330-490-4555

         if to the Sellers, to each Seller:   c/o Procomp Amazonia Industria
                                               Eletronica, S.A.
                                              Av. Gastao Vidigal, 2001
                                              Sao Paulo, SP Brazil
                                              Fax: 55.11.863.3003

         Unless otherwise specified herein, such notices or other communications shall be deemed received (a) on the date delivered, if delivered personally, (b) two Business Days after being sent by overnight courier if sent by overnight courier (c) one Business Day after being delivered, if delivered by telecopier and (d) three Business Days after being sent, if sent by registered or certified mail. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto.

         12.8 EXPENSES OF TRANSACTION. Each of the parties to this Agreement shall pay all financial advisory, legal, accounting and other fees and expenses incurred by such party or its affiliates in connection with the transactions contemplated by or related to this Agreement, whether or not consummated.

         12.9 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the domestic substantive laws of the State of New York, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any other jurisdiction.

         12.10 HEADINGS. Section and subsection headings are not part of this Agreement, are included solely for convenience, and do not affect the construction of this Agreement.

         12.11 LANGUAGE. This Agreement shall be executed in the English language. All written communications between the parties relating to this Agreement shall be in English.

         12.12 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Once each party hereto has executed a counterpart, this Agreement shall enter into force and effect.

         IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, have caused this Agreement to be executed, as of the date first above written by their respective officers thereunto duly authorized.

                    THE BUYER:      DIEBOLD LATIN AMERICA
                                    HOLDING COMPANY, INC.


                                    By: /s/ Gerald F. Morris
                                       --------------------------------------
                                    Name:____________________________________
                                    Title:___________________________________

                                    DIEBOLD BRASIL, LTDA.


                                    By: /s/ Gerald F. Morris
                                       --------------------------------------
                                    Name:____________________________________
                                    Title:___________________________________

                    THE SELLERS:    PROCOMP COMERCIO E PARTICIPACOES, LTDA.


                                    By: /s/ Eric Jan Roorda
                                    Name:____________________________________
                                    Title:___________________________________


                                    /s/ Eric Jan Roorda
                                    -----------------------------------------
                                    Eric Jan Roorda

                                    /s/ Fernando Leme
                                    -----------------------------------------
                                    Erich Muschellack

                                    /s/ Fernando Leme
                                    -----------------------------------------
                                    Roberto Rauh

                                    /s/ Fernando Leme
                                    -----------------------------------------
                                    Fernando Antonio Leme

                                   EXHIBIT A

                           PAYMENT OF PURCHASE PRICE

         1. Before the Closing Date Buyer will contribute $180,157,200 in cash and 1,710,214 shares of Diebold Common Stock (valued for purposes hereof at $45,000,000 in the aggregate) to Diebold Brasil.

         2. At the Closing on the Closing Date, Buyer will cause (a) the Real equivalent of $52,000,000 (determined as provided in the ML Stock Purchase Agreement) to be paid by wire transfer to an account in Brazil advised by Merrill Lynch Global Emerging Markets Partners, L.P., and (b) the Real equivalent of the remainder of $180,157,200 (determined as so provided) to be paid by wire transfer to an account in Brazil advised by the Sellers.

         3. Promptly after formal approval, without conditions, by CADE of the sale of the Company to Buyer is received, Buyer will cause the Diebold Common Stock to be transferred to Holdco; provided that if CADE imposes a Regulatory Requirement, promptly after compliance with the Regulatory Requirement, Buyer will cause such amount, if any, of the Diebold Common Stock which remains after such compliance and after giving effect to the provisions of Section 3.4 of the Agreement to be transferred to Holdco.

                                                                         ANNEX 1

                              CERTAIN DEFINITIONS

         "ACCOUNTS RECEIVABLE" has the meaning ascribed thereto in
Section 4.13.

         "AGREEMENT" has the meaning ascribed thereto in the preamble.

         "BALANCE SHEET" has the meaning ascribed thereto in Section 4.8.

         "BUSINESS DAY" means any day that is not a Saturday or Sunday or federal holiday in Brazil or the United States.

         "BUYER" has the meaning ascribed thereto in the preamble.

         "CADE" means the Administrative Council for Economic Defense in Brazil.

         "CLAIMS NOTICE" has the meaning ascribed thereto in Section 9.3.

         "CLOSING" has the meaning ascribed thereto in Section 3.2.

         "CLOSING DATE" has the meaning ascribed thereto in Section 3.2.

         "COMPANY" has the meaning ascribed thereto in the preamble.

         "CONTRACT" means the any agreement, contract, obligation, promise or undertaking (whether written or oral and whether express or implied) that is legally binding, and includes each of the contracts set forth on Schedule 4.26.

         "DAMAGES" has the meaning ascribed thereto in Section 9.1.

         "DIEBOLD COMMON STOCK" means shares of common $1.25 par value per share of Diebold, Incorporated.

         "ENVIRONMENTAL LAW" means any Legal Requirement that requires or relates to:

         (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits, or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

         (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

         (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

         (d) assuring that products are designed, formulated, packaged, and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

         (e) protecting resources, species, or ecological amenities;

         (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil, or other potentially harmful substances;

         (g) cleaning up pollutants that have been released, preventing the threat of release, or paying the costs of such clean up or prevention; or

         (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

         "GAAP" means generally accepted accounting principles in Brazil applied on a consistent basis.

         "GOVERNMENTAL AUTHORIZATION" means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Legal Requirement.

         "GOVERNMENTAL AUTHORITY" means any:

         (a) federal, state, local, municipal, foreign, or other government; or

         (b) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal).

         "HOLDBACK" has the meaning ascribed thereto in Section 3.4.

         "INDEMNIFIED PARTY" has the meaning ascribed thereto in Section 9.3.

         "INDEMNIFYING PARTY" has the meaning ascribed thereto in Section 9.3.

         "INTERIM BALANCE SHEET" has the meaning ascribed thereto in Section
4.8.

         "LEGAL PROCEEDING" has the meaning ascribed thereto in Section 4.24.

         "LEGAL REQUIREMENT" means any federal, state, local, municipal, foreign, international, multinational, or other administrative order, constitution, law, ordinance, principle of common law, regulation, statue, or treaty.

         "LIENS" means any mortgage, pledge, lien, security interest, charge, claim, equity, encumbrance, restriction on transfer (or, in the case of capital stock, restrictions on the transfer or voting of such securities), conditional sale or other title retention device or arrangement, transfer for the purpose of subjection to the payment of any indebtedness, or restriction on the creation of any of the foregoing, whether relating to any property or right or the income or profits therefrom.

         "ML STOCK PURCHASE AGREEMENT" has the meaning ascribed thereto in the Recitals.

         "PURCHASE PRICE" has the meaning ascribed thereto in Section 3.1.

         "PERSON" means any individual, partnership, corporation, association, trust, joint venture, unincorporated organization or other entity, and any government, governmental department or agency or political subdivision thereof.

         "R$" or "REAL" means Brazilian Reals.

         "REGULATORY REQUIREMENT" has the meaning ascribed thereto in Section
3.4.

         "RELATED PERSON" with respect to a particular individual means:

         (a) each other member of such individual's family;

         (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family; and

         (c) any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor, or trustee (or in a similar capacity).

         With respect to a specified Person other than an individual means:

         (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person; and

         (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity).

         "SELLERS" has the meaning ascribed thereto in the preamble.

         "SHARES" has the meaning ascribed thereto in the preamble.

         "STOCKHOLDERS AGREEMENT" means the Stockholders Agreement, dated April 18, 1997, among Procomp Amazonia Industria Eletronica S.A., ML Americas Investments, Ltd., Eric Jan Roorda, Erich Muschellack, Roberto Rauh, and Fernando Antonio Leme.

         "SUBSIDIARY" means the subsidiaries of the Company and other entities in which the Company holds an equity interest listed on Schedule 4.5 of the Agreement.

         "SUBSCRIPTION AGREEMENT" means the Subscription Agreement, dated April 18, 1997, among Procomp Amazonia Industria Eletronica S.A., ML Americas Investments, Ltd., Eric Jan Roorda, Erich Muschellack, Roberto Rauh and Fernando Antonio Leme.

         "THIRD PARTY CLAIM" has the meaning ascribed thereto in Section 9.3.

         "US$" means United States dollars.